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                                                                   Exhibit 10(x)

                            As of December 31, 1997


Mr. Frederick E. Wolfert
134 Darroch Road
Delmar, New York 12054

Dear Rick:

     The following is a Letter Agreement detailing the terms and conditions of your employment as President and Chief Operating Officer of Heller Financial, Inc. commencing December 31, 1997, pursuant to my earlier letter of understanding dated December 3, 1997.


                                LETTER AGREEMENT
                                ----------------

Heller Financial, Inc. (hereinafter sometimes referred to as the "Company" or "Heller") agrees to employ you as President and Chief Operating Officer effective as of January 1, 1998, and you agree to accept such employment under the terms and conditions provided in this Letter Agreement. In this capacity, you shall have the usual powers and duties vested in the office of the President and Chief Operating Officer of a corporation of the size, stature, and nature of the Company. Consistent with and subject to the authority of the Chief Executive Officer, and further, to the ultimate authority which reposes in the Board of Directors of the Company, you will have full authority over and the responsibility for overall policy making and for the day-to-day operations of the Company. In addition to the foregoing authorities and responsibilities, you also may be given additional authority and/or responsibility as deemed appropriate by the Chief Executive Officer or the Board of Directors of the Company.

The terms and conditions of your employment are specified below:

1. Except as may otherwise be approved in advance by the Chief Executive Officer of the Company (the "CEO"), you will devote your full business time, attention and best efforts to the performance of your duties under this Letter Agreement.

2. Subject to the provisions of Paragraph 12, the term of your employment hereunder (the "Employment Term"), shall commence on December 31, 1997 and terminate on December 31, 1999. Your base salary for the period from January 1, 1998 through December 31, 1999 shall be $400,000 per year. Your salary for periods subsequent to December 31, 1999 shall be reviewed annually and may be increased by the Company but, except as provided in Paragraph 12 of this Letter Agreement, your salary will not be reduced below the level stated in this Paragraph during the Employment Term.

3. As compensation for forfeiture of your 1997 bonus from Key Corp., you have been granted a sign-on bonus in the amount of $175,000, less applicable payroll taxes. This sign-on bonus shall be forfeited by you and must be returned to Heller within five business days of the effective date of your voluntary resignation or discharge for cause if either such event shall become effective no later than six months from your first day of employment with Heller.
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4.   You will continue so long as you are employed by the Company to be eligible for the executive perquisites outlined in the Company's policies. Your annual allowance for financial counseling will be $5,000 in 1998 and $4,000 annually thereafter. You are also entitled to a $2,000 annual allowance for tax and financial legal assistance. Costs including, but not limited to, normal monthly dues and special assessments relating to your membership in a suitable lunch club and country club or tennis club of your choosing will be borne by the Company.

5. You will be covered under all Heller health, welfare, and pension programs including health, dental, short and long-term disability, life insurance, a retirement plan, a salary savings plan, and the "excess IRS" supplemental coverage under the "Supplemental Executive Retirement Plan" which, together with the benefits you are entitled to receive under the Company's retirement plan, provides you with a benefit equivalent to the amount you would have received under the Company's retirement plan without regard to the annual retirement benefit limitations of Sections 401(a)(17) and 415 of the Internal Revenue Code, as amended from time to time.

6. You are eligible for benefits under the Company's relocation policy, including a relocation allowance of $32,000, which shall be included in your first paycheck and is intended to cover items not directly reimbursable under the relocation policy, including tax liability associated with your relocation. You are entitled to such other benefits as are identified in the Company's relocation policy.

7. You are entitled to an additional payment of up to $50,000, if as a result of your relocation, you experience a loss of equity upon the sale of your Delmar, New York residence. Request for such payment shall be accompanied with written documentation of the loss of equity, and such documentation shall be in the form of the executed agreement for your purchase of the Delmar, New York residence, and the executed agreement for your sale of the same residence. In order to claim such payment, such documentation must be provided to the Executive Vice President-Human Resources before December 31, 1998.

8. Assuming continued employment, you will be a participant in the Annual Incentive Plan (referred to herein as the "Annual Incentive Plan") or whatever other incentive plan is established in place of the Annual Incentive Plan for the calendar years 1998 and 1999 at a target bonus of 55% of salary. In calculating your bonus under the Annual Incentive Plan, unless otherwise agreed to by you and the Company prior to March 4 of any plan year, the financial measurements as determined annually for the Company's Annual Incentive Plan as such measurements are specified in an annual Side Letter Agreement and applicable to all participants in the Annual Incentive Plan (which for the 1997 plan year were Net Income, Return on Assets, and the Ratio of Non-Earning Assets, weighted 50%, 10% and 20%, respectively); and certain nonfinancial measurements, as determined by the CEO with a 20% weight, will be used for the year 1998. The specific target numbers for the three financial measurements will be the corresponding numbers established in the Company's budget for the Annual Incentive Plan for such years as approved by the Company's Board of Directors.

9. As compensation for forfeiture of your unvested options at Key Corp., you have been granted participation in the Heller 1996-1998 and 1997-1999 Long Term Compensation Plans, with 1,600 and 5,400 shares in each Plan respectively. In the event that Heller terminates your employment or does not renew the term of your employment beyond December 31, 1999, these shares shall be deemed fully vested at the greater of Plan value or $700,000.

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10.  In addition, and independent from the participation granted in Paragraph 9, you have been granted participation in the HFI Long Term Incentive Plan
     (the "Long Term Incentive Plan") for the 1998-2000 period, and your participation shall be governed by the terms thereof. 2,600 shares have been granted to you under this Plan. Any participation in the Long Term Incentive Plan (or any successor plan) for subsequent periods will be granted separately but shall not be at a level such that the projected value of such benefit is less than the projected benefit for the 1998-2000 cycle.

     The value of each of such shares shall be paid to you or your estate if you are employed as of the end of each Plan Period in cash as promptly as practicable after the determination of HFI's return on equity for the year ending December 31, 2000, and shall be determined as provided in a separate letter agreement between you and HFI.

11. You have been granted participation in Heller's Executive Deferred Compensation Plan. The terms of your participation shall be dictated by the terms of such plan.

12. (a) Your employment will terminate hereunder in the event of your death or "permanent disability" (as defined below) during the Employment Term. In the event of such termination, the Company shall pay to you or your legal representatives (as applicable) all amounts and benefits which have accrued through the date of such termination but which have not been paid out (other than payments under the Long Term Incentive Plan), including, but not limited to, amounts accrued as of the date of such termination under the Annual Incentive Plan.
          In the event of a termination of your employment pursuant to this subparagraph (a) in the midst of a plan year, payments will be based upon performance for the entire year, prorated based upon days to the date of termination. Such amounts shall be paid in a lump sum to you or to your estate or beneficiary (as applicable) within 45 days of the end of the year of such termination. For purposes of this Letter Agreement "permanent disability" shall mean a "total disability" (as such term is defined in the Company's Long-Term Disability Plan) which total disability shall exist for any continuous period of 180 days. Termination of your employment hereunder pursuant to this subparagraph
          (a) shall be deemed to occur on the date of your death or on a date specified by the Company in a written notice to you stating that the Company has determined (pursuant to the terms of the Long-Term Disability Plan) that you have become permanently disabled.

     (b) Your employment may be terminated at any time by either you or the Company, upon a date specified in a written notice of such termination given to the other. If (1) your employment is terminated by the Company at its election for any reason other than for "cause", as defined in subparagraph (c) below, or (2) your employment is terminated by you at your election because there has been a significant diminution of your assigned duties and responsibilities including, without limitation, any removal of your titles as either President or Chief Operating Officer or any material diminution of the powers associated with either of such positions or (B) after any date upon which the Fuji Bank Limited and its subsidiaries shall cease to own at least fifty percent voting control of the Company provided that in the case of a termination by you pursuant to subclause (A) of this clause (2) you have delivered written notice to the Company specifying the diminution in your assigned duties which you believe justifies such termination and the Company shall have failed to reverse the same or to take all reasonable steps to
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          that end within 30 days of its receipt of such notice, then the
          Company will pay you severance benefits consisting of all of the following:

          (i) Amounts equal to your salary in effect at the time of your termination through the later of (x) December 31, 2000 or (y) the date eighteen months from the date of such termination at the same time and in the same manner as your salary was paid during your employment (including the right to defer such amounts under any deferred compensation program covering you) or, at your election, in a single lump sum.

          (ii) For the year in which your employment is terminated, you will receive an Annual Incentive Plan bonus at the applicable target bonus level for the full year in which such termination occurs. Such bonus shall be paid in a lump sum within 45 days of the end of the year of such termination. If termination occurs on or prior to December 31 of any year, you will not be eligible for an Annual Incentive Plan bonus for any subsequent year.

          (iii) You will continue to be covered for all allowable health and welfare benefits through the later of (x) December 31, 2000 or
                (y) the date eighteen months from the date of such termination and you will receive a lump sum payment equivalent to the present value (as reasonably determined by the Company) of the additional benefit which you would have accrued under the Company's retirement plans had you continued to receive benefits thereunder from the date of termination through the last day of the benefit continuation period described in this clause (iii).

          (iv) For purposes of the determination of unit values per share, average annual returns on equity under the Long Term Incentive Plan shall be computed through the end of the year in which such termination occurs. You shall be paid, as promptly as practicable after determination of the values per share for the portion of the applicable Plan Period ending on the last day of which such termination occurs, an amount equal to the product of
                (i) the value of such shares and (ii) a fraction, the numerator of which is equal to the number of years in the applicable Long Term Incentive Plan period elapsed through the last day of the year in which such termination occurs and the denominator of which is 3.

     (c) For purposes of this Letter Agreement, termination of your employment by the Company shall be deemed to have been for "cause" only

          (i) if such termination shall have been the result of fraud or criminal conduct on your part which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates; or

          (ii) if there has been a material and willful breach on your part of your responsibilities or a willful failure to comply with reasonable directives or policies of the CEO or the Company's Board of Directors; but, in each case, only if you shall have received written notice from the Company specifying the breach or failure to comply complained of, demanding that you remedy such breach or failure to comply and affording you an opportunity to be heard in connection therewith, and you either shall have failed to remedy such alleged breach or failed to comply within 30 days from your receipt of such written notice or shall have failed to take all reasonable steps to that end during such 30-day period and thereafter.

     (d) (1) If your employment is terminated "for cause" as defined in subparagraph (c) above, you will immediately be deemed to have forfeited the right to receive any payment or benefits not paid prior to the date of such termination (other than accrued and unpaid salary and any prior year's Annual Incentive Plan bonus earned but not yet paid) and coverage (including, without limitation, future accrual of service credit) under all pension and other benefit plans and all perquisites shall cease immediately.

          (2) If you terminate your employment hereunder for any reason other than that specified in clause 2 of subparagraph (b), you will immediately be deemed to have forfeited: (i) the right to receive any payment under (A) the Annual Incentive Plan (other than amounts due but not yet paid for prior year's performance) and (B) any long term incentive plan in which you participate at the time (other than amounts due in accordance with the terms of such plan but not yet paid), in each case as in effect at the date of any such termination; and (ii) salary under Paragraph 1 above and perquisites under Paragraph 5 above for any periods subsequent to the date of such termination; and (iii) coverage (including, without limitation, future accrual of service credit) under all pension and other benefit plans shall cease immediately.

     (e) Notwithstanding any other term of this Agreement to the contrary, upon termination of your employment for any reason, (a) you shall in all events receive, when such amounts would otherwise be then due and owing, (i) all amounts accrued under the Executive Deferred Compensation Plan, (ii) all statutory rights to receive or purchase welfare benefits, (iii) reimbursement for unreimbursed expenses in accordance with the policies of the Company in effect as of the date of such termination, (iv) accrued vacation pay, (v) earned pension benefits in accordance with the applicable terms of the governing plans, and (vi) all vested monies in 401(k) or other defined contribution plans in accordance with the applicable terms of the governing plans; and (b) to the extent applicable law or the general terms of any defined contribution or benefit plan prohibits the provision of any benefit, the Company's obligation to provide such benefit shall cease.

     (f) In the event of a termination of your employment for any reason, payments to you or your estate under the Long Term Incentive Plan will be determined and made in accordance with the provisions of Paragraph 10.

13. With respect to any dispute or controversy arising under or in connection with this Letter Agreement, the parties agree that any such dispute shall be submitted to and determined by arbitration in Chicago, Illinois, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and the parties agree to be bound by the decision in any such arbitration proceeding.

14. Except as specifically provided in Paragraphs 3, 7 and 9 above, the terms of any of Heller's benefit plans and incentive plans referred to in this Letter Agreement may be changed by the Board of Directors or any of its committees and such changes shall not be deemed to be a breach of this Letter Agreement, except that (i) no such change shall adversely affect any benefit accrued by you at or prior to the date of such change and (ii) no such change shall reduce your health, welfare or pension benefits, unless such changes are applicable to all the Company's employees.
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15.  The validity, interpretation, construction and performance of this Letter
     Agreement shall be governed by the laws of the State of Illinois.

     If you are in accord with the foregoing, please so indicate by countersigning and returning the enclosed copy of this letter.


                                    Very truly yours,

                                    HELLER FINANCIAL, INC.


                                    By: /s/ R. J. Almeida
                                        ---------------------------------------
                                        Richard J. Almeida



Agreed:

/s/ F. Wolfert
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Frederick E. Wolfert